Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

AutoNation, Inc.:

We consent to the use of our reports with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting incorporated by reference herein and to the reference to our firm under the heading “Experts” in the Form S-3 registration statement.

Our report dated February 10, 2016, on the effectiveness of internal control over financial reporting as of December 31, 2015, contains an explanatory paragraph that states that AutoNation, Inc. acquired fourteen stores in the fourth quarter of 2015, and management excluded from its assessment of the effectiveness of AutoNation, Inc.’s internal control over financial reporting as of December 31, 2015, the fourteen stores, which had less than 2.5% of total assets and less than 0.5% of total revenue included in the consolidated financial statements of AutoNation, Inc. and subsidiaries as of and for the year ended December 31, 2015. Our audit of internal control over financial reporting of AutoNation, Inc. also excluded an evaluation of the internal control over financial reporting of the fourteen stores.

/s/ KPMG LLP

February 18, 2016

Fort Lauderdale, Florida

Certified Public Accountants